UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 16, 2014

ENTROPIC COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33844	33-0947630
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6290 Sequence Drive

San Diego, CA 92121

(Address of Principal Executive Offices and Zip Code)

(858) 768-3600

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 16, 2014, Shannon Catalano, age 38, was appointed Vice President, Accounting and Chief Accounting Officer of Entropic Communications, Inc. (the “Company”). Prior to joining the Company, from January to October 2007 and from March 2008 through May 2014, Ms. Catalano served in various finance and accounting roles, most recently as Vice President and Corporate Controller at Accelrys, Inc., a provider of scientific business intelligence software. From November 2007 to March 2008, Ms. Catalano served as Assistant Controller at Peregrine Semiconductor Corp., an RF and mixed-signal communications semiconductor company. Prior to these roles, Ms. Catalano was an independent certified public accountant, most recently with PriceWaterhouseCoopers LLP from February 2004 to December 2006.

In connection with her appointment as the Company’s Vice President, Accounting and Chief Accounting Officer, Ms. Catalano entered into an offer letter setting forth the terms of her employment with the Company (the “Offer Letter”). The Offer Letter provides for a base salary of $220,000 per year. Ms. Catalano is also eligible for an annual target incentive of 25% of her eligible earnings, based on achievement of certain performance objectives in connection with the Company’s management bonus plan. In addition, Ms. Catalano will receive an option to purchase 20,000 shares of the Company’s Common Stock and a restricted stock unit consisting of 25,000 shares of the Company’s Common Stock. The stock option award will vest over a four year period with 25% vesting on the first anniversary of her employment and the remainder vesting ratably, on a monthly basis, over the next three years. The restricted stock unit award will vest over four years with 25% vesting annually on the first quarterly vesting date following each anniversary of the vesting commencement date. As a regular, full-time employee, Ms. Catalano is also eligible to participate in other Company-sponsored benefits, such as health insurance plans, the Company’s Employee Stock Purchase Plan and its 401(k) Plan. Ms. Catalano will report to David Lyle, the Company’s Chief Financial Officer.

A copy of the Offer Letter will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

ENTROPIC COMMUNICATIONS, INC.

Dated: June 19, 2014	By:	/s/ Lance Bridges
Lance Bridges
Senior Vice President and General Counsel